Exhibit 99.1

CION INVESTMENT CORPORATION DECLARES CASH DISTRIBUTIONS

FOR IMMEDIATE RELEASE

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NEW YORK, NY (February 16, 2021) – On February 16, 2021, the co-chief executive officers of CION Investment Corporation (“CIC”), a CION Investments company, declared regular monthly cash distributions for March 2021.

The regular monthly cash distributions of $0.04413 per share will be paid on March 24, 2021 to shareholders of record as of March 23, 2021. Shareholders who previously elected to receive distributions in additional shares of CIC common stock pursuant to CIC’s distribution reinvestment plan will be issued additional shares for the March 2021 distributions on March 24, 2021.

Certain Information About Distributions

The determination of the tax attributes of CIC’s distributions is made annually as of the end of CIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. CIC intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV. The payment of future distributions on CIC’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

CIC may fund its cash distributions to shareholders from any sources of funds available to it, including borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense support from CION Investment Management, LLC (“CIM”), which is subject to recoupment.  To date, distributions have not been paid from offering proceeds and distributions have not included a return of capital. CIC has  not established limits on the amount of funds it may use from available sources to make distributions. Shareholders should understand that any such distributions are not based on CIC's investment performance, and can only be sustained if CIC achieves positive investment performance in future periods. There can be no assurance that CIC will achieve such performance in order to sustain these distributions, or be able to pay distributions at all.

ABOUT CION INVESTMENTS

CION Investments is a leading manager of alternative investment solutions designed to redefine the way individual investors can build their portfolios and help meet their long-term investment goals. CION Investments currently sponsors CIC, a leading publicly registered non-traded business development company that currently manages approximately $1.6 billion in assets. CIC focuses primarily on senior secured loans to U.S. middle-market companies.  CION Investments also sponsors, through CION Ares Management, LLC, CION Ares Diversified Credit Fund, a globally diversified credit interval fund with approximately $1.3 billion in total managed assets. For more information, please visit www.cioninvestments.com.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. CIC undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CIC’s Current Report on Form 8-K, which CIC filed with the Securities and Exchange Commission (“SEC”) on  February 16, 2021, as well as CIC’s other reports filed with the SEC. A copy of CIC’s Current Report on Form 8-K and CIC’s other reports filed with the SEC can be found on CIC’s website at www.cioninvestments.com and the SEC’s website at www.sec.gov.

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